Exhibit 99.1

For immediate release

Immunicon Announces Election of J. William Freytag, Ph.D.

as Chairman of the Board

HUNTINGDON VALLEY, PA, June 15, 2007 – Immunicon Corporation (NASDAQ-GM: IMMC) announced today that J. William Freytag, Ph.D. has been elected Chairman of the Board of Directors. Dr. Freytag has been a director of Immunicon since 1999. Dr. Freytag succeeds Edward L. Erickson who had announced to the Board on January 24, 2007, his decision to not stand for re-election as a director at this year’s annual meeting of Immunicon stockholders.

Immunicon’s Chief Executive Officer and President, Byron Hewett, said, “We are grateful for the leadership provided by Ed Erickson over these past years and thank him for his stewardship. Bill has served on our Board for the past eight years and therefore knows Immunicon very well. We are excited that Bill has accepted the Chairmanship and look forward to working with him as we strive to help Immunicon reach its true potential.”

Commenting on his election, Dr. Freytag said, “It is an exciting time in Immunicon’s history to be assuming this role. Immunicon has a rich portfolio of products and continues to expand the clinical importance of its products especially the CellSearch™ Circulating Tumor Cell Kit. I want to recognize Ed for his leadership and thank the Board for their confidence in choosing me to help Immunicon maximize its considerable potential.”

Dr. Freytag was President and Chief Executive Officer of Myogen, Inc., a biopharmaceutical company from July 1998 until October 2006 when Myogen was acquired by Gilead Sciences (NASDAQ: GILD) for $2.5 billion. He served as Chairman of Myogen’s Board of Directors from December 2000 until its acquisition in 2006. Dr. Freytag has served as a senior executive in a number of capacities at various large pharmaceutical and biopharmaceutical companies such as Somatogen, Inc., a biopharmaceutical company where he was responsible for corporate and commercial development and at Boehringer Mannheim Corporation where he served as President of Research and Development. Prior thereto Dr. Freytag spent 10 years with DuPont Medical Products in various research and business positions. He earned his Ph.D. in biochemistry from the University of Kansas Medical Center.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management. Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements regarding the anticipated clinical utility of Immunicon’s products and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, are based on the current expectations and intent of the management of Immunicon and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by these statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, but not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of product candidates; Immunicon’s ability to obtain licenses from third parties to commercialize products; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers; compliance with applicable manufacturing standards; retaining key personnel; delays in the development of new products or planned improvements to products; effectiveness of products compared to competitors’ products; protection of Immunicon’s intellectual property; conflicts with third party intellectual property; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSearch” is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media: Tierney Communications
James G. Murphy	Denise Portner
SVP of Finance & Administration, CFO	Vice President
215-346-8313	215-790-4395
jmurphy@immunicon.com	dportner@tierneyagency.com